Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2021, by and between Blue Owl Capital Holdings, LLC, a Delaware limited liability company (the “Company” or “Employer”), and Marc Zahr (“Executive”), and will be effective as of the date hereof. Capitalized terms used herein that are not defined in the paragraph in which they first appear are defined in Section 13. For purposes of this Agreement, “Effective Date” means the date on which the Transactions (as defined below) are consummated.

WITNESSETH:

WHEREAS, (a) Blue Owl Capital Inc., Blue Owl Capital GP LLC, Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Flyer Merger Sub I, LLC, Flyer Merger Sub II, LLC, Participant Carry GP, LLC, (b) OSREC GP Holdings, LP, Oak Street Real Estate Capital, LLC, SASC Feeder, LP (the parties in this clause (b), together with their controlled Affiliates, the “Oak Street Group”) and (c) Augustus, LLC are expected to enter into that certain Agreement and Plan of Merger on or around the date of this Agreement (as amended, the “Merger Agreement,” and the transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, Executive is currently employed on an at-will basis with the Company pursuant to that certain Employment and Restrictive Covenant Agreement, by and between Executive and the Company, dated as of October 17, 2021 (the “Prior Employment Agreement”), and the parties desire to enter into this Agreement to (a) supersede, effective as of the date of this Agreement, any and all prior agreements, term sheets, understandings, discussions or negotiations, whether written or oral, between the parties hereto relating to the subject matter hereof, including, without limitation, the Prior Employment Agreement and any other offer letter or employment agreement or similar agreement or arrangement by and between Executive and the Company or any of its Affiliates, and (b) set out the terms of Executive’s continued employment with the Company following the date hereof;

WHEREAS, as a condition to the consummation of the Transactions, Executive was required to enter into the Prior Employment Agreement and Exhibit A hereto, for preservation of goodwill and to ensure that the Company receives all bargained-for-benefits of the Transactions;

WHEREAS, the Company desires to secure the continued services of Executive for the benefit of the Company and its Affiliates from and after the date hereof by entering into the terms of this Agreement;

WHEREAS, Executive desires to continue to provide such services, subject to the terms and conditions of this Agreement; and

WHEREAS, the consummation of the Transactions was a condition precedent to the effectiveness of the Prior Employment Agreement and the commencement of Executive’s employment with the Employer pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Services, Responsibilities, Authority and Duties. From and after the Effective Date, Executive shall serve the Company in the capacity of President of the Oak Street Division of Blue Owl Capital (the “Oak Street Division”), and shall serve as the senior most officer of the Oak Street Division. Executive shall be a full-time employee of the Company and shall have the responsibilities and authority, and shall perform the duties, in each case, set forth in Exhibit B attached hereto, together with any additional duties as may reasonably be assigned to Executive from time to time by the Executive Committee. Notwithstanding the foregoing, nothing herein shall limit or otherwise restrict Executive’s participation in Permitted Activities (as defined in, and subject to, Section 5 of Exhibit A).

2. Term of Employment. The term of this Agreement and Executive’s employment hereunder shall commence on the Effective Date and continue until terminated in accordance with Section 5 hereof. The period of time starting on the Effective Date and ending on the date of termination of Executive’s employment is the “Employment Term.”

3. Compensation.

(a) Base Compensation. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, during the Employment Term, Executive will be paid a base salary at the rate of $500,000 per annum (the “Base Compensation”), payable in accordance with the Employer’s typical payroll procedures, but not less frequently than bi-monthly.

(b) Additional Compensation. In addition to the Base Compensation, for each calendar year during the Employment Term (pro-rated for any partial calendar year), Executive will be entitled to additional cash compensation in an amount per annum equal to the excess, if any, of (i) the product of (A) the applicable Percentage set forth in the table below (the “Percentage”) and (B) the Management Fee Revenue over (ii) the Base Compensation (such excess amount, if any, the “Additional Compensation”).

DATE	PERCENTAGE
January 1, 2022 – December 31, 2022	0.60%

January 1, 2023 – December 31, 2023	0.60%, which shall become 1.00% upon the date of achievement of the First Earnout, but pro-rated based on the date of achievement

January 1, 2024 – December 31, 2026	1.00%, which shall become 1.33% upon the date of achievement of the Second Earnout, but pro-rated based on the date of achievement

January 1, 2027 and onward	Determined in the Company’s sole discretion

The Additional Compensation will be payable in quarterly installments (pro-rated for any partial quarters) promptly, and in any event within sixty (60) days, following the final calculation of the Management Fee Revenue for the quarter to which such Additional Compensation relates; provided that, subject to Section 409A of the Code, if the Additional Compensation (as defined in the Key Individual Employment Agreements) is paid on a more frequent basis to all Key Individuals, then the Additional Compensation shall likewise be paid at the same times. Notwithstanding the foregoing, ten percent (10%) of each quarterly Additional Compensation installment will be reserved (the “Holdback Amount”) pending completion of Blue Owl Capital’s audited financial statements for the relevant calendar year (the “Audited Financial Statements”). In the event that, (I) the product of the Percentage and the Management Fee Revenue (such total amount, the “Management Fee Revenue Amount”) in respect of the relevant calendar year (as determined pursuant to the Audited Financial Statements) exceeds the aggregate amount of Base Compensation and Additional Compensation paid to Executive in respect of such calendar year (excluding, for the avoidance of doubt, the aggregate Holdback Amount), Executive will be entitled to payment of such excess; and (II) the aggregate amount of Base Compensation and Additional Compensation paid to Executive in respect of such calendar year (excluding, for the avoidance of doubt, the aggregate Holdback Amount) exceeds the Management Fee Revenue Amount in respect of such calendar year (as determined pursuant to the Audited Financial Statements), with such excess amount referred to as the “Deficit,” the aggregate Holdback Amount will be applied against the Deficit until the Deficit is fully satisfied, with any portion of the aggregate Holdback Amount remaining to be paid to Executive, and if the Deficit exceeds the aggregate Holdback Amount, Executive will repay such excess. All of the payment adjustments described in the preceding sentence will occur within fifteen (15) days after completion of the Audited Financial Statements for the relevant calendar year (but in no event later than the end of such relevant calendar year).

(c) Discretionary Increases. During the Employment Term, commencing on the Effective Date and ending on the five (5)-year anniversary of the Effective Date, if all of the Key Individual Employment Agreements are amended to increase or decrease the Base Compensation, the Additional Compensation (as each such term is defined in the respective Key Individual Employment Agreements) or the entitlement to benefits, in each case, of the Key Individuals (any of the foregoing changes, the “Key Individual Compensation Changes”), then Executive’s compensation or entitlements under this Agreement will also be increased or decreased in the same amounts and/or on the same terms as such Key Individual Compensation Changes, as applicable. For purposes of clarity, this Section 3(c) shall not apply following the Termination Date.

4. Employee Benefits.

(a) Benefit Plans. During the Employment Term, Executive will be eligible to participate in any employee benefit plans offered to employees generally, as well as any employee benefit plans offered to employees at the executive level, subject to and in accordance with the terms and conditions of the applicable plan documents (including any eligibility requirements and limitations contained in such plans) as may be in effect from time to time and all applicable laws. Nothing in this Section 4, however, shall require the Employer to maintain any employee benefit plan or provide any type or level of benefits to its employees, including Executive, and the Employer may modify or terminate any employee benefit plan at any time.

(b) Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) each year, to be used in accordance with the applicable Employer policies as in effect from time to time.

(c) Reimbursement of Expenses. During the Employment Term, the Employer shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, in accordance with the applicable Employer policies as in effect from time to time.

5. Termination. Subject to the terms of this Section 5, Executive’s employment and the Employment Term shall terminate upon the earliest to occur of the following (the applicable date of Executive’s termination of employment, the “Termination Date”): (a) a termination of Executive’s employment by the Company due to his Disability, effective on the date on which a written notice to such effect is delivered to Executive; (b) the date of Executive’s death; (c) a termination of Executive’s employment by the Company for Cause, effective in accordance with the notice and cure periods provided in the definition below; (d) a termination of Executive’s employment by the Company without Cause, effective on the date on which a written notice to such effect is delivered to Executive; (e) a termination of Executive’s employment by Executive without Good Reason, effective on the sixty (60) day anniversary of the date on which a written notice to such effect is delivered to the Company; and (f) a termination of Executive’s employment by Executive for Good Reason, effective in accordance with the notice and cure periods provided in the definition below.

6. Consequences of Termination.

(a) Payments and Benefits Due Upon Termination for Any Reason or No Reason. In the event that Executive’s employment and the Employment Term end for any reason or no reason, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Section 6(a)(i) through Section 6(a)(iii) hereof to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law): (i) any earned but unpaid Base Compensation through the Termination Date; (ii) reimbursement for any unreimbursed business and relocation expenses incurred through the Termination Date; (iii) any accrued but unused PTO in accordance with Employer policy; and (iv) any other accrued and vested payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program (collectively, the “Accrued Amounts”).

(b) Additional Payments Upon Certain Terminations. In the event that Executive’s employment is terminated and the Employment Term ends due to a Qualifying Termination, then in addition to the Accrued Amounts, subject to Executive’s compliance with Section 7 and Section 8 below, Executive will be entitled to receive the following (as applicable, the “Continued Compensation”), payable in accordance with the terms set forth in Section 3 above: (i) in the event such Termination Date occurs prior to January 1, 2026, continuation of the Base Compensation and Additional Compensation until the earlier of (A) three (3) years following the Termination Date and (B) January 1, 2027; (ii) in the event such Termination Date occurs on or following January 1, 2026 but prior to January 1, 2027, continuation of the Base Compensation for one (1) year following the Termination Date and Additional Compensation through December 31, 2026, and (iii) in the event such Termination Date occurs on or following January 1, 2027, continuation of the Base Compensation for one (1) year following the Termination Date. In the event that Executive’s employment is terminated for any reason other than due to a Qualifying Termination, Executive will be entitled to the Accrued Amounts but will not be entitled to payment of the Continued Compensation or any other compensation, consideration, payments or benefits pursuant to this Agreement.

(c) Full and Complete Satisfaction. The amounts payable to Executive pursuant to Section 6(a) and Section 6(b) hereof following Executive’s termination of employment and the Employment Term shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company Entities, and Executive acknowledges that such amounts are fair and reasonable and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. For the avoidance of doubt, this Agreement does not address the consequences, if any, that a termination of Executive’s employment would have upon the equity or other interests in the Company or its Affiliates held by Executive.

7. Release; Continued Compliance. The Continued Compensation will only be payable if Executive (a) executes and delivers to the Company a customary general release of claims in the form provided by the Company (the “Release”) within forty-five (45) days or twenty-one (21) days (as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act) following the Termination Date, and (b) thereafter does not revoke his consent to such Release within the time period prescribed therein; provided, however, that in no event shall the timing of execution (and non-revocation) of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. If, during the Non-Compete Restricted Period or the Restricted Period, Executive breaches Section 1 of Exhibit A, and such breach is not cured (to the extent susceptible of cure) within twenty (20) days following the Executive Committee’s written notice to Executive thereof, Executive’s right to receive the Continued Compensation will immediately cease and be forfeited, and Executive will repay any previously received Continued Compensation that is attributable to the period of time following such breach. As a further condition to the receipt of the Continued Compensation, upon any termination of employment, unless otherwise requested by the Executive Committee, Executive shall immediately resign from any officer, consultant, trustee or similar positions Executive holds with the Company or any of its Subsidiaries.

8. Restrictive Covenants. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be fully contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply during (a) his employment with the Employer or any Affiliate of the Company and (b) the specified periods following termination of his employment with the Employer and any other Affiliate of the Company which may have employed him.

9. Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and Executive and Executive’s heirs, valid assigns, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

10. Tax Withholding. The Employer shall be entitled to withhold such federal, state and local taxes as may be required pursuant to any applicable law or regulation.

11. Section 409A. To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”); and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death, solely to the extent required under Code Section 409A.

Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12. General.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective (i) on the day of personal delivery or the following business day if such day of delivery is not a business day (including personal delivery by recognized overnight courier), (ii) with respect to e-mail, on the day of confirmation of receipt of such e-mail or (iii) the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below, or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party:

To the Company:

c/o Blue Owl Capital Inc.

399 Park Avenue, 38th Floor

New York, New York 10022

Attention: Neena Reddy

Email: neena@blueowl.com

To Executive: At the location set forth in the Company’s records.

(b) Reasonableness of Restrictions; Severability; Reformation. The Company and Executive expressly agree that the restrictions contained in this Agreement (including Exhibit A) (i) are reasonable and lawful, (ii) will not unnecessarily or unreasonably restrict Executive’s professional business opportunities should Executive cease to be an employee of the Company Entities and (iii) are no broader than necessary to protect the goodwill, confidential information, proprietary information, trade secrets and other legitimate business interests of the Company Entities. However, if any provision of this Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision that most closely approximates the intent and the economic effect of the invalid provision and that would be enforceable to the maximum extent permitted in such jurisdiction or in such case. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement (including Exhibit A) is excessive in duration or scope or is unreasonable or unenforceable under applicable law, the parties agree to modify such restriction so as to render it enforceable to the maximum extent permitted by the laws of that state.

(c) DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement (including this Exhibit A) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d) Whistleblower Protection. Notwithstanding anything to the contrary, no provision of this Agreement (including Exhibit A) will be interpreted so as to impede Executive (or any other individual) from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General; (iii) accepting any U.S. Securities and Exchange Commission Awards; or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.

(e) Entire Agreement. This Agreement (including Exhibit A) constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral (including the Prior Employment Agreement). Notwithstanding the immediately preceding sentence, this Agreement does not supersede or preempt any restrictive covenant agreements to the extent they relate to or are a condition of continued vesting, repurchase rights and/or forfeiture of carried interest, capital interests and related economics in respect of any investment product managed by the Company or any of its Subsidiaries in effect on the Effective Date.

(f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(g) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

(h) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 8 hereof and Exhibit A hereto) shall survive the Termination Date.

(i) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it or he may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(l) Arbitration; Exclusive Jurisdiction; Waiver of Jury Trial. To the fullest extent permitted by law, any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, performance, breach, alleged breach, negotiation or termination of this Agreement, shall be settled by binding arbitration to be held in New York, New York and administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (including the procedures for Large, Complex Commercial Disputes if applicable under those rules) in effect when the arbitration is commenced. Any such arbitration shall be in front of a panel of three (3) arbitrators comprised of one (1) independent and impartial arbitrator designated by the Company, one (1) independent and impartial arbitrator designated by Executive and one (1) independent and impartial arbitrator (who shall be the chair of the arbitral tribunal) jointly designated by the arbitrators designated by the Company and Executive in accordance with the rules of the AAA. Notwithstanding anything to the contrary herein, any actions or proceedings seeking interim equitable relief, or to enforce an arbitration award, may be brought in, and with regard to such court proceedings the parties consent to the exclusive jurisdiction of, the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware or, if no such federal court shall have jurisdiction, the Delaware Superior Court and any appellate court from any appeal thereof. The parties agree that any process or notice of motion or other application to any of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided that a reasonable time for appearance is allowed. To the maximum extent permitted by applicable Law, the decision of the panel of arbitrators shall be final and binding and not be subject to appeal. The costs of the arbitration (other than any costs that are specific to a particular party, such as the fees and expenses of counsel, fact witnesses or experts), including any AAA administration fee and filing fee, arbitrators’ fees and the costs of the use of facilities during the hearings, will be initially borne equally by the Company and Executive, and promptly following the issuance of an award, the non-prevailing party shall reimburse the prevailing party for such costs (and any award of the arbitration panel shall contain a specific provision providing for the reimbursement of such costs by the non-prevailing party). The arbitrators shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, or any other remedy available from a court of competent jurisdiction. For the avoidance of doubt, nothing in this Section 12(l) shall limit the ability of a party to seek or obtain injunctive relief under Section 12(m). Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT OR HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS OR HIS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(m) Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Section 8 or Exhibit A of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of Section 8 or Exhibit A of this Agreement and to enforce specifically the terms and provisions thereof in accordance with Section 12(l), including an injunction in aid of arbitration from any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 12(m), it or he will not assert the defense that a remedy at law would be adequate.

(n) Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any person, other than the parties hereto and any and all of Executive’s heirs, successors, valid assigns, executors and administrators. In any provision of the Agreement which provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of the Company, the terms “Affiliates” and “Subsidiaries” shall be construed to exclude any private fund (or similar vehicle) or business development company of, or any other accounts, funds, vehicles or other client advised or sub-advised by the Company or any of its Affiliates or any portfolio companies thereof.

13. Definitions. For purposes of this Agreement:

(a) “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b) “Blue Owl Capital” means Blue Owl Capital Inc., a Delaware corporation (formerly Altimar Acquisition Corporation, a Cayman Island exempted company).

(c) “Blue Owl Group” means Blue Owl Capital together with its controlled Affiliates.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means (i) Executive’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of a felony or a crime involving embezzlement or conversion of property; (ii) Executive’s habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations under any agreement between Executive and the Company or any of its Subsidiaries (which shall include, from and after the Effective Date, the Company or any of its Affiliates); (iii) the material breach by Executive of any agreement between Executive and the Company or any of its Subsidiaries or any written policy of the Company and its Subsidiaries applicable to its senior employees that results in material harm to the Company and its Subsidiaries or (iv) Executive’s commission of fraud, embezzlement or misappropriation of funds against the Company or any of its Subsidiaries. In the case of clauses (ii) and (iii) above, in order for “Cause” to apply, Executive must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within thirty (30) days following such written notice.

(f) “Company Entities” means the Company and any of its direct and indirect Subsidiaries.

(g) “Company Fund” means any fund, account or investment vehicle managed, sponsored or advised by any of the Company Entities.

(h) “Disability” means any physical or mental incapacity which prevents Executive from carrying out all or substantially all of his duties under this Agreement for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any twelve-month (12) period, as determined by a majority of the members of the Board (but, for the sake of clarity, excluding Executive) in their sole discretion.

(i) “First Earnout” has the meaning ascribed to such term in the Merger Agreement. For clarity, the First Earnout shall be deemed to have been achieved for purposes hereof upon the occurrence of the relevant Triggering Event (as defined in the Merger Agreement), including upon an Earnout Acceleration (as defined in the Merger Agreement) or if the First Earnout is deemed to have been achieved as of the Closing.

(j) “Good Reason” means the occurrence of any of the following events without Executive’s prior express written consent: (i) Executive no longer serving as the President of the Oak Street Division or as the senior most officer of the Oak Street Division or any other material reduction in Executive’s responsibilities or authority with respect to the Oak Street Division (which shall include each of the “Key Responsibilities” described in Exhibit B attached hereto); (ii) any material reduction in Executive’s Base Compensation or Additional Compensation; (iii) any mandatory relocation of Executive’s principal place of employment to a location more than thirty (30) miles away from his then current location that is initiated by the Company (provided, that, a relocation shall not include: (x) Executive’s travel for business in the course of performing Executive’s duties for the Company or any of its Affiliates, (y) Executive working remotely or (z) the Company requiring Executive to report to the office within Executive’s principal place of employment (instead of working remotely)); or (iv) any material breach by the Company or any of its Subsidiaries of any material written agreement between Executive and the

Company or any of its Subsidiaries, including the Oak Street Division. In order for “Good Reason” to apply, Executive must give the Board written notice identifying the specific circumstances alleged to constitute “Good Reason” within thirty (30) days after Executive first becomes aware of the occurrence of such circumstances; the Company must fail to cure such matter within thirty (30) days following the Board’s receipt of such written notice; and Executive must actually terminate his employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive in such instance.

(k) “Intermediate Cause” means (i) Executive has committed any act not directed by the Company that significantly impairs or would be reasonably likely to significantly impair the goodwill, business or reputation of the Company or any of its Subsidiaries, including the Oak Street Division, or that causes significant damage (or would, if known to the public or continued by Executive, cause significant damage) to the goodwill, business or reputation of the Company or any of its Subsidiaries, including the Oak Street Division; (ii) Executive has willfully or repeatedly failed to (x) perform his duties under this Agreement or (y) follow the reasonable and lawful directives of the Executive Committee (other than with respect to matters for which Executive has responsibility and authority as provided herein), in each case, which has or would reasonably be expected to result in a significant harm to the Company or any division thereof; (iii) gross negligence or gross misconduct by Executive in the performance of Executive’s duties that has or would reasonably be expected to result in a significant harm to the Company or any division thereof; or (iv) the material breach by Executive of any agreement between Executive and the Company or any of its Subsidiaries or any written policy of the Company and its Subsidiaries applicable to its senior employees. In the case of clauses (ii), (iii) and (iv) above, in order for “Intermediate Cause” to apply, Executive must be given written notice from the Board of the matter giving rise to “Intermediate Cause” and fail to cure such matter (to the extent capable of cure) within thirty (30) days following such written notice.

(l) “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among Blue Owl Capital and the other parties specified therein, dated as of May 19, 2021, as amended or otherwise modified.

(m) “Key Individual Employment Agreements” means the employment agreements entered into by and between the Key Individuals and Blue Owl Capital as in effect from time to time.

(n) “Key Individuals” means Doug I. Ostrover, Marc S. Lipschultz and Michael Rees.

(o) “Management Fee Revenue” means the management fee revenue (as determined in accordance with GAAP) of Blue Owl Capital and its Subsidiaries (as defined in the Investment Rights Agreement) (determined on a consolidated basis and including incentive fees payable by any business development company) for such calendar year, as reasonably determined by Blue Owl Capital’s Chief Financial Officer in good faith in a manner consistent with the Company’s financial reporting, with the final amount subject to the Audited Financial Statements. Notwithstanding the foregoing, to the extent any increase in Management Fee Revenue results from the acquisition of a business with more than $1 billion in amounts that would constitute “Management Fee Revenue” if earned by the Company during the trailing twelve (12)-month period, then for purposes of Section 3(b) and Section 6(b), the inclusion of such increase in Management Fee Revenue resulting from such acquisition will be determined subject to any consent required pursuant to Section 2.3(c) of the Investor Rights Agreement.

(p) “Principal” means each of Doug Ostrover, Marc Lipschultz, Craig Packer, Alan Kirshenbaum, Michael Rees, Sean Ward and Andrew Laurino.

(q) “Qualifying Termination” means a termination of Executive’s employment (i) by the Company without Cause (and not due to Executive’s death or Disability) or (ii) by Executive for Good Reason.

(r) “Second Earnout” has he meaning ascribed to such term in the Merger Agreement. For clarity, the Second Earnout shall be deemed to have been achieved for purposes hereof upon the occurrence of the relevant Triggering Event (as defined in the Merger Agreement), including upon an Earnout Acceleration (as defined in the Merger Agreement) or if the Second Earnout is deemed to have been achieved as of the Closing.

(s) “Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

14. Good Reason Waiver. Executive hereby agrees that, notwithstanding anything to the contrary in the definition of Good Reason set forth in this Agreement or any other agreement or arrangement between Executive and any Company Entity or any of their respective Affiliates or any plan, program, agreement or other arrangement sponsored or implemented by any Company Entity or any of their respective Affiliates (collectively, the “Company Agreements”), the amendment made to the Prior Employment Agreement pursuant to the terms of this Agreement to delete former Section 3 of Exhibit B to the Prior Employment Agreement shall not, in and of itself, constitute a material reduction in Executive’s responsibilities or authority hereunder or otherwise give the Executive any basis to claim Good Reason under this Agreement or any of the Company Agreements. For purposes of clarity, this Section 14 shall not constitute, or be deemed to constitute, a waiver of, or limitation on, the Executive’s right to claim Good Reason under this Agreement or any other Company Agreement other than as expressly contemplated by the immediately preceding sentence.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

BLUE OWL CAPITAL HOLDINGS, LLC

/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

/s/ Marc Zahr
MARC ZAHR

Exhibit A

Restrictive Covenants

Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Employment and Restrictive Covenant Agreement to which this Exhibit A is attached.

1. Non-Competition. Subject to the terms Section 5, during the period from the date hereof until the later of (a) the five (5)-year anniversary of the Effective Date and (b) the one (1)-year anniversary of the date on which Executive ceases to be an employee of or provider of services to the Company Entities (the “Termination Date”) (such period, the “Non-Compete Restricted Period”), Executive shall not, without the prior written consent of the Company, and other than in connection with the Company Business, directly or indirectly, sponsor, advise, promote, manage, own any interest in, control or render services to any Person who provides, or is preparing to provide, investment advisory services to another Person in exchange for compensation, in each case, that competes with (i) a business line of the Company Entities as of the Termination Date or (ii) a business line that, to the knowledge of Executive, is planned, as of the Termination Date, to be implemented within the twelve (12)-month period following the Termination Date (collectively, the “Competitive Services”). Executive undertakes not to intentionally circumvent or attempt to circumvent his obligations hereunder or otherwise to limit the effect of any provision of this Exhibit A. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause and without Intermediate Cause (and not due to Executive’s death or Disability) or Executive resigns for Good Reason, the Non-Compete Restricted Period shall terminate, and shall be deemed to have terminated, effective as of the Termination Date.

2. Non-Solicitation; Non-Interference.

(a) During the period from the date hereof until the two (2)-year anniversary of the Termination Date (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Funds and/or the Company Entities), employ, engage, attempt to employ or engage, recruit or otherwise solicit, induce or influence any Person who is an employee of any of the Company Entities (“Company Personnel”) to leave employment with the Company Entities; provided, that nothing contained in this Section 2 shall prohibit, Executive, after the Termination Date, from (i) making any solicitation through the use of general advertising in newspapers, publications, the internet or other media of general circulation not directed or targeted at Company Personnel, (ii) making any solicitation or hiring of any administrative or executive assistants who were working for Executive immediately prior to the Termination Date or (iii) the taking of any action with respect to any former Company Personnel, if such former Company Personnel has otherwise not been employed or engaged by the Company Entities for at least six (6) months prior to the action and was not (A) induced to terminate his or her employment with, or service to, the Company Entities or (B) solicited for hire or engagement, in either case of (A) or (B), directly or indirectly by Executive prior to the expiration of such six (6)-month period.

(b) During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Funds), solicit (i) the business of any Clients or Prospective Clients of the Company Entities or (ii) the acquisition of any Prospective Portfolio Investments (as defined below), in each case, with which (or with whom) Executive first had contact on behalf of the Company Business or as to which (or whom) Executive has accessed Confidential Information (as defined below). For purposes of this Section 2(b), (A) “Client” means any person, firm, corporation or other organization whatsoever for whom any Company Entity has provided investment advisory services and with respect to whom Executive (or, to Executive’s knowledge, individuals reporting to Executive or individuals over whom Executive had direct or indirect managerial responsibility) had personal contact or dealings on a Company Entity’s behalf during the two (2)-year period immediately preceding Executive’s Termination Date; (B) “Prospective Client” means any person, firm, corporation or other organization whatsoever with whom any Company Entity has had any negotiations or discussions regarding the possible investment in a Company Fund within the nine (9)-month period immediately preceding Executive’s Termination Date and with respect to whom Executive (or, to Executive’s knowledge, individuals reporting to Executive or individuals over whom Executive had direct or indirect managerial responsibility) had personal contact or dealings on the Company’s behalf during such nine (9)-month period; and (C) “Prospective Portfolio Investment” means any prospective portfolio investments of any Company Funds that, to Executive’s knowledge, were in process or under active consideration by any of the Company Entities as of Executive’s Termination Date.

(c) During the Restricted Period, Executive shall not, without the prior written consent of the Company, intentionally, directly or indirectly, in any manner or capacity, induce or encourage any investor in a Company Fund to seek to have its capital commitment to such Company Fund or Company Funds reduced, or to terminate or diminish its business relationship with any Company Entity.

(d) During the Restricted Period, Executive shall not, directly or indirectly, work with any other Principal to control, manage, sponsor, advise or sub-advise any business that provides investment advisory services for compensation, other than for the sole benefit of the Company Funds and/or the Company Entities.

(e) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause and without Intermediate Cause (and not due to Executive’s death or Disability) or Executive resigns for Good Reason, the restrictions set forth in Section 2(b) will not apply following the Termination Date in respect of any clients of the Oak Street Division as of the Closing. For clarity, in such instance, Executive would have non-solicitation obligations under this Section 2 in respect of clients of the Dyal or Blue Owl Group verticals and investors who first become clients of the Oak Street Division following the Closing.

3. Confidentiality.

(a) During the Employment Term and thereafter, Executive shall not disclose, communicate or use any Confidential Information, other than in the course of Executive’s performance of his duties and responsibilities to the Company Entities (except as provided in Sections 12(c) and 12(d) of the Agreement to which this Exhibit A is attached).

(b) “Confidential Information” means (i) all secret, confidential or proprietary information, knowledge or data and all information regarding the business methods, operations or results, in each case, of or relating to any Company Entity or the Clients, Prospective Clients or employees of any Company Entity, (ii) all non-public information related to the business activities of the Company Entities and their Clients obtained by Executive during his employment and (iii) materials contained in Client files, unless, in each case, such information (A) was known to the public before its disclosure to Executive; (B) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (C) Executive is required to disclose by applicable law, regulation or legal process.

(c) Executive agrees to comply with the Company’s Code of Conduct and Compliance Manual provided to Executive in writing for purposes of handling material, non-public information during the course of Executive’s employment with the Company. Upon the Termination Date, Executive shall deliver to the Company all property belonging to the Company (including all Confidential Information and all documents, recordings and other tangible records (including tapes, discs or other similar media)), provided, that, Executive may retain documentation pertaining to his compensation arrangements and post-termination obligations to the Company.

(d) Except as provided in Sections 12(c) and 12(d) of the Agreement to which this Exhibit A is attached, if Executive receives a subpoena or other legal process that would or may require the disclosure of Confidential Information or any Company Entity’s documents or information, Executive must notify the Company promptly following his receipt of such process.

4. Intellectual Property; Company Work Product.

(a) For purposes of this Exhibit A:

(i) “Intellectual Property” means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names and registrations and applications for the registration thereof, together with all of the goodwill associated therewith; (C) copyrights and copyrightable works (including, without limitation, mask works, computer software, source code, object code, data, databases and documentation relating thereto (collectively, “Software”)), and registrations and applications for the registration thereof; (D) trade secrets and other Confidential Information (whether or not patentable), including, without limitation, inventions, discoveries, developments, improvements, know-how, ideas, concepts, products, devices, systems, processes, methods, business methods, techniques, strategies, formulas, compositions, equations, algorithms, rules, protocols, Software, research and development information, data, drawings, specifications, flowcharts, schematics, programmer notes, designs, proposals, plans, financial and marketing plans, track record (i.e., investment performance of accounts) and customer, partner and vendor lists and information; (E) other similar proprietary rights; and (F) copies and tangible embodiments thereof (in whatever form or medium); and

(ii) “Company Work Product” means Intellectual Property that is conceived, developed, made or reduced to practice by Executive, alone or jointly with others, during the term of Executive’s employment with the Company Entities, and: (A) by using equipment, supplies, facilities or information of any Company Entity (other than use of Executive’s mobile device, tablet or personal computer, and not relating to the current or anticipated business activities of the Company Entities); (B) arises out of Executive’s employment by the Company Entities; or (C) arises out of any of the Company Entities’ current or anticipated business activities.

(b) Executive acknowledges and agrees that the Company shall own all right, title and interest in and to all Company Work Product, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of Company Work Product. To the extent that any Intellectual Property that forms part of the Company Work Product does not automatically, by operation of law, vest in the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent not transferable, waives) all right, title and interest in and to such Intellectual Property for all forms and media, whether or not now existing, throughout the world, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of such Intellectual Property and waives, to the fullest extent permitted by law, all of Executive’s “moral rights” with respect to such Intellectual Property.

(c) Without limiting Executive’s obligations under any other provision of this Exhibit A, Executive hereby agrees to disclose to the Company promptly and fully, maintain adequate and current records of and comply with the Company’s policies regarding record keeping (as such policies may be created and amended from time to time) for any and all material Company Work Product. Such records shall be and shall remain the exclusive property of the Company and shall be made available promptly to the Company at any time upon request of the Company.

(d) Executive shall not disclose to any Company Entity, use in its business or cause any Company Entity to use any information or material that is confidential to any third party (other than where a right or permission to do so has been secured from the applicable third party), nor shall Executive incorporate into any Company Work Product any Intellectual Property of any third party, unless such incorporation has been authorized in writing by the Company. Executive hereby represents and warrants that he is not party to any agreement currently in effect (other than with respect to surviving confidentiality obligations) that obligates Executive to grant, assign or license to any party (other than the Company Entities) any interest in Intellectual Property conceived, developed, made or reduced to practice by Executive, or which would otherwise inhibit Executive from fulfilling his obligations herein.

(e) During the Employment Term and thereafter, upon the request of any Company Entity, Executive will promptly provide cooperation and assistance to the Company and its successors, assigns or other legal representatives, at the Company’s expense (such assistance and cooperation including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required): (i) in obtaining and/or perfecting ownership and control over Intellectual Property included in Company Work Product; (ii) in the preparation and prosecution of any applications for, or registration of, any Intellectual Property included within Company Work Product; (iii) in the prosecution or defense of, or other participation in, any court or patent office proceedings, including, without limitation, any interference, opposition, reexamination, reissue, litigation or other proceedings, that may arise in connection with Company Work Product, including, without limitation, producing documents or providing testimony relating to Company Work Product, and assisting the Company to obtain such documents or testimony; and (iv) in obtaining any additional patents or other protection that the Company may deem appropriate and that may be secured under the laws now or hereafter in effect in any country.

(f) Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in Section 4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements thereto with the same legal force and effect as if executed by Executive, in each case, exercisable solely where Executive is deceased or incapacitated or otherwise has not fulfilled his obligations hereunder in a reasonably timely manner after written request from the Company.

5. Permitted Activities. Notwithstanding anything herein to the contrary, this Exhibit A shall not limit or otherwise restrict the following activities, to the extent such activities do not interfere in any material respect with Executive’s role and responsibilities at the Company Entities: (a) the direct or indirect ownership of equity interests in Augustus, LLC, OSREC Feeder, LP or any other entities formed prior to the date hereof to effect the Company Reorganization (as defined in the Merger Agreement) and the beneficial ownership and management of the assets directly or indirectly held or managed by such entities as such exist as of the Closing Date; (b) the activities of Executive’s Family Members (to the extent not acting at the direction of or on behalf of Executive in breach of this Agreement); (c) Executive owning in a passive capacity up to five percent (5%) of the outstanding equity interests of (i) any publicly traded class of equity or debt securities registered under the Securities Exchange Act of 1934, as amended, or (ii) a third party investment fund that is not controlled by Executive (including by way of any investment consent rights over actions taken by such investment fund), in each case, so long as such ownership does not create any conflict of interest with Executive’s duties hereunder; (d) Executive making any investment, engaging in any activities or otherwise taking any action related to bona fide charitable, non-profit, philanthropic, community, literary and artistic activities (including joining or participating in the activities or serving on the board of any bona fide non-profit organization or trade or industry group or association) or (e) Executive providing investment advice to Executive’s Family Members or being actively involved in Executive’s Family Office (each as defined below), so long as such activities are (i) not inconsistent with the restrictions set forth in Section 1 and Section 2 hereof, (ii) such investments are made in accordance with the Company’s compliance and trade reporting policies and (iii) such investments do not include a diversion of an investment opportunity presented to Executive in his capacity as an executive with the Company. For the purposes of this Section 5: (1) “Family Member” means (x) Executive and any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of Executive, together with the current spouse of each such individual and (y) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals referenced in the preceding clause (x), and (2) “Family Office” means the organization responsible for the day-to-day administration and management of Executive’s and/or one or more of Executive’s Family Member’s financial and personal affairs (whether exclusively or on a collective basis with the financial and personal affairs of a limited number of friends and family and/or other Company professionals), which may include, but is not limited to, wealth management, making and managing of investments, tax planning, estate planning and philanthropic endeavors, and includes any entity which holds the personal investments of Executive or his Family Members; provided that Executive does not receive any investment advisory-related fees or other fees (excluding any cost allocation or expense reimbursement), directly or indirectly, from any investors in the Family Office.

For the avoidance of doubt, this Exhibit A is incorporated in the Employment and Restrictive Covenant Agreement, dated as of the date hereof, by and between Marc Zahr and the Company, and the terms of Section 12 thereto shall apply to this Exhibit A.

Exhibit B

Key Responsibilities of Executive

As the President of the Oak Street Division, Executive will have general responsibility for and oversight over (i) the strategic direction and fundamental matters impacting the business and affairs of the Oak Street Division and (ii) the day-to-day ordinary course operations of the Oak Street Division funds and their respective investments. In addition, Executive will have specific responsibility for, and sole authority with respect to, the matters set forth below, subject to any applicable consultation rights or approval rights described below. In addition to the specific approval rights described below, all other material decisions with respect to the operation of the Oak Street Division will require the approval of Executive and the Key Individuals, acting in good faith. During the Employment Term, all determinations regarding real estate asset management services of the Company and its Subsidiaries (including any new products or business lines) will be made by the Key Individuals, in consultation with Executive; provided that the Company may acquire another real estate asset manager through an acquisition transaction, and, in such case, such acquired asset manager will be permitted to subsequently launch new products and business lines.

1.

Preparation of the business plan and annual budget for the Oak Street Division, which will be prepared in consultation with the Key Individuals. For clarity, each business plan and annual budget will be subject to approval of Executive and the Key Individuals, acting in good faith;

2.

(x) Fundraising timing and strategy for “Fund VI” and all other Oak Street Division funds and (y) customary matters related to branding and fund documentation, including, but not limited to, the customary terms, form of agreement, choice of counsel, economic arrangements with investors and representations, warranties and covenants agreed to with investors, in the case of clause (x) and clause (y), in consultation with the Key Individuals and subject to reasonable review and oversight by the Company and its control side departments. For clarity, any material decisions with respect to the matters described in clauses (x) and (y), including, without limitation, the decision to launch any Oak Street Division fund and the coordination of market channels between such Oak Street Division fund and the Company and its other subsidiaries, will be subject to approval of Executive and the Key Individuals, acting in good faith;

3.

Composition of investment committees of all future Oak Street Division funds, except that, upon mutual agreement of Executive and the Key Individuals, at least one Key Individual will have the right to serve on the investment committee for each future Oak Street Division fund; and

4.

Communications with limited partners of the Oak Street Division funds, subject to reasonable review and oversight by the Company and its control side departments; provided, that, Executive will not be limited with respect to ordinary course communications with limited partners. For clarity, material communications with the limited partners, including communications about the broader Company platform, will be subject to approval of Executive and the Key Individuals, acting in good faith.